IEH CORPORATION

                                   EXHIBIT 11

Statement re: Computation of Net Income (Loss) Per Common Share


Net income or (loss) per common  share is computed by dividing the net income or
(loss) by the weighted average number of common shares outstanding during each year as follows:


                                                     Fiscal Year Ended

                                           March 28,                 March 29,
                                             1997                      1996
                                          ----------                ----------
Income (Loss) before income taxes ...     $  113,926                $  (70,312)

Net Income (Loss) ...................     $  105,709                $ ( 95,518)


Weighted Average Number of
  Common Shares Outstanding .........      2,303,502                 2,303,502

Income (Loss) per common share before
  income taxes ......................     $      .05                $     (.03)


Net Income (Loss) per
  Common Share ......................     $      .05                $     (.04)

